Exhibit 99.1

Cornerstone Bancshares, Inc. Announces Stock Dividend

CHATTANOOGA, Tenn.--(BUSINESS WIRE)--September 9, 2009--Cornerstone Bancshares, Inc. (OTC Bulletin Board: CSBQ) today announced the following:

Cornerstone Bancshares, Inc.’s Board of Directors has approved distribution to shareholders of record a dividend payable in common stock. The stock payment is payable in common stock at the rate of 2.0 percent. The dividend rate means that one new dividend share will be distributed for every 50 shares held on the record date. The dividends will be issued to shareholders of record as of September 18, 2009 and will be paid October 2, 2009. The dividends will be issued to shareholders of record as of September 18, 2009 and will be paid October 2, 2009.

The dividend rate was determined to provide shareholders with new shares having a value of seven cents for each share held on the record date, based on the Cornerstone average stock price on August 24th, of $3.50 per share.

Dividend shares will be issued electronically and distributed as whole shares and issued in book entry form or uncertificated form through Illinois Stock Transfer Company, Cornerstone’s transfer agent. Paper stock certificates for whole shares will be available upon request from our transfer agent.

Cornerstone Bancshares, Inc. is a one-bank holding company serving the Chattanooga, Tennessee MSA with five branches and one loan production office in Dalton, GA, and $500 million in assets, specializing in business financial services.

CONTACT:
Cornerstone Bancshares, Inc.
Frank Hughes, President & COO, 423-385-3009
Fax: 423-385-3100
fhughes@cscbank.com